Exhibit 5.1

September 30, 2016

Galena Biopharma, Inc.

2000 Crow Canyon Place, Suite 380

San Ramon, CA 94583

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-3 (the “Registration Statement”) that is being filed by Galena Biopharma, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 14,000,000 shares of the Company’s Common Stock, par value $0.0001 per share (the “Shares”), to be issued upon the exercise of certain the warrants issued in the name of the selling stockholders identified in the Registration Statement (the “Warrants”).

As Interim General Counsel of the Company, I am familiar with the Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Company and with its affiliates, including the actions taken by the Company in connection with the Plan. I also have examined such other documents and instruments and have made such further investigation, as I have deemed necessary or appropriate in connection with this opinion. In my examination, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies.

Based upon the foregoing, I am of the opinion that the Shares, when issued pursuant to the exercise of the Warrants in accordance with their respective terms, will be validly issued, duly authorized, fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to Registration Statement, and I further consent to the use of my name wherever appearing in the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission.

Very truly yours,

By:	/s Thomas J. Knapp
General Counsel